                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 33-84692C

                                CARE FIRST, INC.
             (Exact name of registrant as specified in its charter)

              3720 23RD AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55407
                                 (612) 724-5495
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

    CITY OF MINNEAPOLIS, MINNESOTA TAXABLE HEALTH CARE FACILITY REVENUE BONDS
                                DUE DECEMBER 2004
            (Title of each class of securities covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
                   duty to file reports under section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                  Rule 12g-4(a)(1)(i)       [   ]                      Rule 12h-3(b)(1)(ii)      [   ]
                  Rule 12g-4(a)(1)(ii)      [   ]
                  Rule 12g-4(a)(2)(i)       [   ]                      Rule 12h-3(b)(2)(i)       [   ]
                  Rule 12g-4(a)(2)(ii)      [   ]
                  Rule 12h-3(b)(1)(i)       [   ]                      Rule 12h-3(b)(2)(ii)      [   ]

                                                                       Rule 15d-6                [ X ]

         Approximate number of holders of record as of the certification or notice date:

                              0 AS OF JULY 21, 1999

         Pursuant to the requirements of the Securities Exchange Act of 1934, Care First, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  July 21, 1999                   BY:          /s/ Jack E. Nugent
                                          --------------------------------------
                                                        Jack E. Nugent
                                             President and Director of Finance